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                                                                      Exhibit 10


         Following the vote, the Chairman stated that the next order of business, as set forth in the Notice of Meeting is to consider and act upon a proposal to approve the granting of an aggregate of 350,000 shares of the Corporation's common stock to the Corporation's officers and/or directors. The following resolution was thereupon moved and seconded:

                  RESOLVED, that the Corporations Board is authorized to, from-time-to-time, issue an aggregate of 350,000 shares of the Corporations common stock to the Corporation's directors and/or officers. The specific number of shares of the Corporation's common stock granted to any director and/or officer and the specific directors and/or officers granted shares will be determined by the Board. The aggregate number of shares of the Corporation's common stock that can be granted will not be adjusted to reflect splits of the Corporation's common stock. Directors and officers will be required to pay the Corporation the sum of $0.01 per share prior to the issuance of their shares.